EXHIBIT 23.1

                         Independent Auditors' Consent



The Board of Directors
Dollar Tree Stores, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-92812, 33-92814, 33-92816, 333-38735, 333-61139, 333-41248) on Forms S-8 of
Dollar Tree Stores, Inc., of our report dated January 24, 2002, with respect to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated income statements, consolidated statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included herein.


/s/KPMG LLP

Norfolk, Virginia
March 11, 2002